Exhibit (i)(30)

Cira Centre 2929 Arch Street Philadelphia, PA 19104-2808 +1 215 994 4000 Main +1 215 994 2222 Fax www.dechert.com

September 28, 2020

Morgan Stanley Institutional Fund Trust
522 Fifth Avenue
New York, New York 10036

Re:	Opinion of Counsel regarding Post-Effective Amendment No. 209 to the
Registration Statement filed on Form N-1A under the Securities Act of 1933
(File Nos. 2-89729, 811-03980)

Ladies and Gentlemen:

We have acted as counsel for Morgan Stanley Institutional Fund Trust, a Pennsylvania business trust (the “Trust”), in connection with the preparation and filing of a Registration Statement (as amended, the “Registration Statement”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”), and under the Investment Company Act of 1940, as amended (the “Investment Company Act”), relating to the proposed issuance by the Trust of Class I, Class A, Class C and Class IS shares of beneficial interest of the Intermediate Municipal Income Portfolio and Municipal Income Portfolio, without par value (the “Shares”). This opinion letter is being furnished to the Trust in accordance with the requirements of Item 28 of Form N-1A under the 1933 Act and the Investment Company Act, and no opinion is expressed herein as to any matter other than as to the legality of the Shares.

In rendering the opinion expressed below, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments and such agreements, certificates and receipts of public officials, and such other documents as we have deemed necessary or appropriate as a basis for rendering this opinion, including the following documents:

(i)          the Registration Statement;

(ii)         the Amended and Restated Agreement and Declaration of Trust of the Trust;

(iii)        the Amended and Restated Bylaws of the Trust; and

(iv)        resolutions of the board of trustees of the Trust relating to, among other things, the authorization and issuance of the Shares (collectively, the “Trustees’ Resolutions”).

As to the facts upon which this opinion is based, we have relied, to the extent we deem proper, upon certificates of public officials.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents submitted to us as copies. In addition, we have assumed (i) the legal capacity of natural persons and (ii) the legal power and authority of all persons signing on behalf of the parties to all documents (other than the Trust).

On the basis of the foregoing and subject to the assumptions and qualifications set forth in this letter, we are of the opinion that the issuance of the Shares has been duly authorized by all necessary action of the board of trustees on the part of the Trust, and when such Shares are issued and delivered by the Trust as contemplated by the Registration Statement and the Trustees’ Resolutions against payment of the consideration therein described, such Shares will be validly issued and purchasers of the Shares will not have any obligation to make payments to the Trust or its creditors (other than the purchase price for the Shares) or make contributions to the Trust or its creditors solely by reason of the purchasers’ ownership of the Shares.

We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the statement of additional information constituting a part thereof. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dechert LLP
Dechert LLP